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                                                                    Exhibit 23.4


                      Consent of Independent Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated May 28, 1999, related to MST Analytics, Inc. and Subsidiaries, included in ATMI, Inc.'s Form 10-K/A for the year ended December 31, 1999 and Form 8-K/A dated July 7, 2000, and all references to our Firm included in this registration statement. We also consent to the application of our report to the schedule included in that Form 10-K/A and Form 8-K/A labeled "Valuation and Qualifying Accounts" as of the date and period covered by our report.


                                   /s/ Arthur Andersen LLP


Chicago, Illinois
September 19, 2000